Exhibit 99.1

NEWS RELEASE
4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

THE GEO GROUP ANNOUNCES DECISION BY FEDERAL

BUREAU OF PRISONS TO NOT RENEW ITS CONTRACT FOR THE

MOSHANNON VALLEY CORRECTIONAL FACILITY IN PENNSYLVANIA

Boca Raton, Fla. – January 20, 2021 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that the Federal Bureau of Prisons has decided to not exercise the contract renewal option for the company-owned, 1,878-bed Moshannon Valley Correctional Facility in Pennsylvania, when the contract base period expires on March 31, 2021. The contract for the Moshannon Valley Correctional Facility generated approximately $42 million in annualized revenues for GEO. GEO expects to market the Moshannon Valley Correctional Facility to other federal and state agencies.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “GEO has operated the Moshannon Valley Correctional Facility under a public-private partnership with the Federal Bureau of Prisons for more than a decade. Over that timeframe, our employees have delivered high quality services, providing needed secure residential care on behalf of the federal government. Federal prison populations in the United States have experienced a decline, more recently as a result of the COVID-19 pandemic. This decline and other factors may result in future decisions by the Federal Bureau of Prisons to not renew additional BOP contracts. We expect to market the Moshannon Valley Correctional Facility to other federal and state agencies.”

About The GEO Group

The GEO Group (NYSE: GEO) is a fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO is a leading provider of enhanced in-custody rehabilitation, post-release support, electronic monitoring, and community-based programs. GEO’s worldwide operations include the ownership and/or management of 123 facilities totaling approximately 93,000 beds, including projects under development, with a workforce of approximately 23,000 professionals.

This press release contains forward-looking statements regarding future events and the future performance of GEO that involve risks and uncertainties that could materially affect actual results. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully market the Moshannon Valley Correctional Facility to other federal and state agencies as of March 31, 2021 or as soon as practicable thereafter; (2) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (3) GEO’s ability to declare future quarterly cash dividends and the timing and amount of such future dividends; (4) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (5) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (6) GEO’s ability to control operating costs associated with contract start-ups; (7) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (8) GEO’s ability to obtain future financing on acceptable terms or at all; (9) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations